Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND 2003 FISCAL YEAR

FINANCIAL RESULTS

Full Year 2003 Revenues Grow 180% over 2002; Fourth Quarter Net Income of 28 Cents

Per Share; Fourth Quarter Revenue Growth of 133%;

BEIJING, CHINA, February 3, 2004 – SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today reported results for the fourth quarter and fiscal year ending December 31, 2003.

Business Highlights

Highlights for the fourth quarter 2003:

•	Revenues rise 133% year-on-year to US$24.6 million

•	14th consecutive quarter of double-digit quarterly sequential revenue growth

•	Advertising revenues rise 120% year-on-year to US$9.5 million

•	Non-advertising revenues grow 141% year-on-year to US$15.1 million

•	Gross margins reach 72% and operating profit margins increase to 45%

•	US GAAP net income reaches US$11.6 million

Highlights for fiscal 2003:

•	Record total revenues of US$80.4 million, a 180% increase year-on-year

•	Revenue diversification for the year with a 37-63% mix between advertising and non-advertising

•	Fiscal 2003 US GAAP net income of US$26.4 million, including a one-time non-cash tax charge of US$6.5 million, is a US$27.4 million improvement over a US GAAP net loss of US$1.0 million in fiscal 2002

•	Operating profit reaches US$32.0 million with operating profit margins of 40%

•	Proven monetization strategy and scalability: revenues increase by 180% with a 33% increase in operating expenses in 2003 compared to 2002

•	Consistent business strategy and proven execution track record

“2003 has been a year of unprecedented success for SOHU in building sustainable profitability while continuing to expand our diversified revenue lines. Both our online advertising business and consumer products grew rapidly as advertisers and users alike recognized the Internet as a mainstream media and entertainment platform in China. We are well positioned for another successful year in which we tap the revenue potential of advertising, search, wireless, online games and e-commerce services in the growing China Internet market,” said Charles Zhang, Chairman and CEO of SOHU.

SOHU reported record revenues of US$24.6 million for its fourth quarter ended December 31, 2003, an increase of 133% year-on-year. Gross margins rose to 72% in Q4 2003. The Q4 2003 US GAAP (Generally Accepted Accounting Principles) net income of US$11.6 million or US$0.28 per share was a US$9.6 million improvement from the Q4 2002 net income of US$1.9 million or US$0.05 per share.

SOHU’s fiscal 2003 revenues totaled US$80.4 million, representing a 180% increase over revenues of US$28.7 million in 2002. Gross margins rose to 69% in 2003, up from 53% in 2002. The US GAAP net income for 2003 was US$26.4 million or US$0.66 per share compared to a net loss of US$1.0 million or US$0.03 per share in 2002.

Business Results

The fourth quarter’s financial results reflect the solid foundation of the Company’s sustainable and diversified business model: an expanding corporate online advertising base and large paying consumer base.

For the fourth quarter of 2003, SOHU’s advertising revenue (consisting of brand advertising and sponsored search) totaled US$9.5 million, a 120% year-on-year improvement. Advertising revenue accounted for 39% of total revenues in Q4 2003. Advertising revenue gross margins of 77% increased from 65% in the same period a year ago, underscoring how online advertising has grown into a highly scaleable revenue stream.

In fiscal 2003, SOHU’s advertising revenues jumped 113% from US$13.9 million in 2002 to US$29.5 million, a marked acceleration from the 50% year-on-year growth achieved in fiscal 2002, as a result of widespread acceptance of the Internet as a key platform for advertising and sponsored search to reach an online user population of 79.5 million.

“In the fourth quarter, we further strengthened SOHU’s website and importance as an online marketing platform through the acquisitions of 17173.com, the largest online games portal in China, and the Focus.cn website, which is one of the most active real estate and home furnishings websites in China. The acquisitions strengthen our lead as a prime new media and communications platform in China amidst the excellent opportunity we expect for online advertising this year with key events such as the 2004 Athens Olympics, European Cup and the Formula One and Grand Touring car races that China will host for the first time,” Victor Koo, COO of SOHU, explained.

For the fourth quarter of 2003 SOHU’s non-advertising revenues, which are derived from consumer services, grew 141% year-on-year to US$15.1 million and contributed 61% of total revenues. Non-advertising revenue gross margins reached an all time high of 69%. Q4 2003 non-advertising revenues consisted of US$14.2 million in e-subscriptions (most of which are from wireless services) and US$0.9 million in e-commerce sales.

In fiscal 2003, SOHU’s non-advertising revenues surged 242% from US$14.9 million in 2002 to US$50.9 million, reflecting how wireless value-added services on mobile phones are becoming part of young people’s daily lifestyle.

“Multimedia messaging services and other 2.5G applications, while at a low percentage of revenues, showed strong growth in the fourth quarter of 2003. Our marketing strategy, product innovation and close working relationship with the mobile operators form the basis for our confidence in the long-term outlook for SOHU’s wireless value-added services,” explained Charles Zhang.

At December 31, 2003, SOHU’s cash and marketable debt securities balance was US$142.6 million.

“We closed a very successful 2003 with full year net income of US$26.4 million. We raised US$90 million in a convertible bond to finance further expansion and closed two earnings accretive and strategically important acquisitions. Our fundamentals are stronger than ever and the market opportunity in China continues to offer SOHU outstanding opportunities for sustainable growth and profitability,” Derek Palaschuk, SOHU’s Chief Financial Officer, said.

SOHU is pleased to announce the promotion of Belinda Wang to Vice-President of Marketing. Ms. Wang has been with the Company for five years in various sales and marketing functions.

Business Outlook

SOHU’s strategy in 2004 is aimed at capturing the benefits of the rapidly growing Internet in China. SOHU’s business outlook is:

•	For the first quarter of 2004, we expect that total revenues will be between US$25.6 million and US$26.6 million.

•	For the first quarter of 2004, we expect that advertising revenues will be between US$10.2 million and US$10.6 million. Because of Chinese New Year the first quarter is traditionally a seasonally weak quarter. However, we expect that SOHU will experience sequential growth from Q4 2003 due to contributions from the recently acquired websites 17173.com and Focus.cn. For the full year 2004 advertising revenue visibility is stronger than ever with record e-marketing backlog at December 31, 2003 of US$14 million (at December 31, 2002 e-marketing backlog was US$2.6 million). We expect that advertising revenue growth will accelerate after the Chinese New Year quarter and we are projecting full year 2004 advertising revenues of US$50 million, which would be an increase of 70% from 2003.

•	For the first quarter of 2004, we are projecting non-advertising revenues of US$15.4 million to US$16.0 million, including e-subscriptions (mainly wireless services) revenues of $14.6 to $15.0 million. For the full year 2004, we will be providing guidance on a quarterly basis for non-advertising revenues. Wireless growth in 2004 will come from MMS and other 2.5G applications, the build-out of our local sales network and the introduction of new products. No changes in revenue sharing arrangements with mobile operators are anticipated. We expect non-advertising gross margins to be approximately 67% to 69%. In the 3rd quarter of 2004, we plan to commercially launch our 2nd multi-player online game Blade Online, a domestically developed game, and expect additional revenue contribution to non-advertising revenues from our online games division at that time.

•	Due to our acquisitions of 17173.com and Focus.cn, and as additional investment is made in improving our products and developing our online game business, we expect that operating expenses in the first quarter of 2004 will be approximately 15% higher than the fourth quarter of 2003. To enhance our competitive position we plan to continue to expand our business and spend intelligently during 2004. We expect operating profit margins to increase after the first quarter as advertising revenues increase, our investments in product yield returns and Blade Online is commercially launched in the 2nd half of 2004.

•	We are projecting income tax expense for the first quarter of 2004 of US$300,000 and US$1.2 million for the full year 2004.

•	We expect first quarter net income to be between US$11.2 million and US$11.9 million or US$0.27 to US$0.29 per diluted share. For the full year 2004, we plan to provide quarterly guidance for net income, and expect net income in the second quarter of 2004 to increase from Q1 2004.

“Going forward, we are confident of our ability to consolidate the Company’s leading position in the China Internet market and to grow shareholder value in 2004,” concluded Charles Zhang, Chairman and CEO of SOHU.COM.

Safe Harbor Statement

This company’s announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few mobile telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2002, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 8:00 PM EST, February 2, 2004 (9:00 AM on February 3, 2004 in the Hong Kong/China time zone) following the quarterly results announcement.

The conference call will be available on web cast live and replay at: http://www.sohu.com/about/English/conference.htm

Conference call dial-in details for the Live conference call: Hong Kong Toll Number: +852-2258-4102; China Toll Free Number: 10800-852-0824; U.S.A Toll Number: +1-415-228-4939; Passcode: 9917018; Conference Leader: Caroline Straathof.

For the Replay of the conference call (available for 24 hours): Hong Kong Toll Number: +852-2802-5151; U.S.A. Toll Number: +1-402-220-1048; Passcode: 760140

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, SMS messaging, instant messaging, browsing, games and shopping. SOHU has built the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com; #1 games portal www.17373.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2003	Sep. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Revenues:
Advertising	$9,478	$8,748	$4,304	$29,503	$13,852
Non-advertising:
E-subscription	14,171	12,640	4,784	47,053	10,132
E-commerce	936	692	1,166	3,787	4,201
Other	—	—	310	82	544

Subtotal of non-advertising revenues	15,107	13,332	6,260	50,922	14,877

Total revenues	24,585	22,080	10,564	80,425	28,729
Cost of revenues:
Advertising	2,134	1,973	1,513	7,459	5,943
Non-advertising:
E-subscription	3,762	4,299	1,551	14,336	3,655
E-commerce	882	629	995	3,411	3,546
Other	—	—	16	—	280

Subtotal of non-advertising cost of revenues	4,644	4,928	2,562	17,747	7,481

Total cost of revenues	6,778	6,901	4,075	25,206	13,424
Gross profit	17,807	15,179	6,489	55,219	15,305
Operating expenses:
Product development	1,906	1,968	1,549	7,542	5,508
Sales and marketing	3,211	2,839	2,224	10,570	7,973
General and administrative	1,517	1,181	1,002	5,086	3,908

Total operating expenses	6,634	5,988	4,775	23,198	17,389

Operating profit/(loss)	11,173	9,191	1,714	32,021	(2,084)
Other expense	(202)	(552)	(114)	(964)	(217)
Interest income	748	532	331	1,950	1,265

Net income/(loss) before taxes	11,719	9,171	1,931	33,007	(1,036)
Income tax expense	150	6,500	—	6,650	—

Net income/(loss)	11,569	2,671	1,931	26,357	(1,036)

Basic net income/(loss) per share	$0.33	$0.07	$0.06	$0.75	$(0.03)

Shares used in computing basic net income/(loss) per share	36,040	35,824	34,709	35,483	35,420

Diluted net income/(loss) per share	$0.28	$0.07	$0.05	$0.66	$(0.03)

Shares used in computing diluted net income/(loss) per share	42,146	41,643	38,196	40,351	35,420

SOHU.COM INC.

CONSOLIDATED SUMMARY BALANCE SHEET DATA

(UNAUDITED, IN THOUSANDS)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$142,570	$44,211
Accounts receivable, net	12,381	3,954
Prepaid and other current assets	4,050	2,009
Fixed assets, net	6,846	6,012
Loans to related parties	—	4,827
Goodwill	31,664	—
Intangible assets, net	4,082	—
Other assets	3,462	959

	205,055	61,972

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	19,454	5,119
Deferred revenues	3,962	1,622
Long term debt	90,000	—

Total liabilities	113,416	6,741
Shareholders’ equity	91,639	55,231

	$205,055	$61,972